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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Summit Bank Corporation:

We consent to incorporation by reference in the registration statement (No. 33-29199) on Form S-8 of Summit Bank Corporation of our report dated January 23, 1998, relating to the consolidated balance sheets of Summit Bank Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Summit Bank Corporation.


                              KPMG Peat Marwick LLP



Atlanta, Georgia
March 23, 1998